Exhibit 99.3

TRANSACTIONS in Common Shares Effectuated

SINCE THE FILING OF AMENDMENT no. 7 to the schedule 13d

The following table sets forth all transactions with respect to Common Shares of Globus Maritime Limited effected since the filing of Amendment No. 7 to the Schedule 13D by the Reporting Persons and/or on behalf of the Reporting Persons in respect of the Common Shares, through December 21, 2025. All such transactions were purchases or sales of Common Shares effected in the open market on the Nasdaq Capital Market.

Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price Per Common Share ($)
December 04, 2025	Firment Shipping Inc.	Buy	64,046	1.6726
December 04, 2025	Firment Shipping Inc.	Buy	20,822	1.5999
December 04, 2025	Firment Shipping Inc.	Buy	17,813	1.7480
December 05, 2025	Firment Shipping Inc.	Buy	230	1.7500
December 05, 2025	Firment Shipping Inc.	Buy	18,390	1.7797
December 08, 2025	Firment Shipping Inc.	Buy	10,000	1.7789
December 15, 2025	Firment Shipping Inc.	Buy	10,000	1.4600
December 15, 2025	Firment Shipping Inc.	Buy	10,000	1.4500
December 15, 2025	Firment Shipping Inc.	Buy	10,000	1.4500
December 15, 2025	Firment Shipping Inc.	Buy	10,000	1.4600
December 17, 2025	Firment Shipping Inc.	Buy	10,000	1.4500
December 17, 2025	Firment Shipping Inc.	Buy	6,615	1.4700
December 17, 2025	Firment Shipping Inc.	Buy	9,467	1.4700
December 17, 2025	Firment Shipping Inc.	Buy	10,000	1.4472
December 18, 2025	Firment Shipping Inc.	Buy	9,340	1.4692
December 18, 2025	Firment Shipping Inc.	Buy	10,000	1.4700
December 18, 2025	Firment Shipping Inc.	Buy	10,000	1.4700
December 18, 2025	Firment Shipping Inc.	Buy	10,000	1.4700
December 19, 2025	Firment Shipping Inc.	Buy	26,096	1.5992
December 19, 2025	Firment Shipping Inc.	Buy	199,861	1.5300